EXHIBIT 5(a)


January 9, 1996


Arkansas Power & Light Company
425 West Capitol, 40th Floor
Little Rock, Arkansas  72201

Ladies and Gentlemen:

      We refer to the Registration Statement on Form S-3, including the exhibits thereto, which Arkansas Power & Light Company (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended, of $300,000,000 in aggregate principal amount of its Debt Securities (the "Securities") to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Indenture for Debt Securities, as proposed to be supplemented, under which the Securities are to be issued (the "Indenture"). We advise you that in our opinion:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

           (2) All action necessary to make valid and legal the proposed issuance and sale by the Company of the Securities will have been taken when:

                     (a)       the Company's said Registration
          Statement on Form S-3, as it may be amended, shall have become effective in accordance with the applicable provisions of the Securities Act of 1933, as amended, and a supplement or supplements to the prospectus specifying certain details with respect to the offering or offerings of the Securities shall have been filed with the Commission, and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

                     (b)        appropriate orders shall  have
          been   issued   by   the  Arkansas  Public   Service
          Commission and the Tennessee Public Service Commission authorizing the issuance and sale of the Securities;

                     (c)        appropriate action shall  have
          been taken by the Board of Directors of the Company and/or by the Executive Committee thereof and/or by an Authorized Officer thereof for the purpose of authorizing the consummation of the issuance and sale of the Securities;

                     (d)        the  specific  terms  of  each
          Security  shall have been determined by supplemental
          indenture,    board   resolution,    or    officer's
          certificate; and

                     (e)        the Securities shall have been
          issued and delivered for the consideration contemplated by, and otherwise in conformity with, the acts, proceedings, and documents referred to above.

           (3) When the foregoing steps applicable to the Securities shall have been taken, the Securities will have been legally issued and will be valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of mortgagees' and other creditors' rights.

           This opinion does not pass upon the matter of compliance with "blue sky" laws or similar laws relating to the sale or distribution of the Securities by underwriters.

           We are members of the Arkansas Bar and do not hold ourselves out as experts on the laws of any other state. As to all matters of New York law, we have relied upon an opinion of even date herewith addressed to you by Reid & Priest LLP, of New York, New York.

           We hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-3 and consent to such references to our firm as may be made in the Registration Statement and in the Prospectus constituting a part thereof.

                              Very truly yours,



                              FRIDAY, ELDREDGE  & CLARK